Exhibit 10.5

DDR Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

July 2, 2018

Retail Value Inc.

PNC Revolver / DDR Guaranty

Fee and Reimbursement Letter

Retail Value Inc.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of the date hereof with respect to a $30 million revolving facility (as amended, restated, supplemented or otherwise modified from time to time, the “PNC Revolver”; defined terms used herein but not defined herein shall have the meanings given to such terms in the PNC Revolver) to be provided by PNC Bank, National Association (“PNC Bank”), as administrative agent, to Retail Value Inc., an Ohio corporation, as borrower (“RVI” or “you”).

To induce PNC Bank to make a commitment to provide the Loans under the PNC Revolver, DDR Corp., an Ohio corporation (“DDR”), has entered into that certain Continuing Agreement of Guaranty and Suretyship, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), pursuant to which DDR has guaranteed all of the Loans and other Obligations of RVI under the PNC Revolver. As consideration for the Guaranty, you agree as follows:

a.	At closing and on each anniversary thereof, an annual guaranty commitment fee of 0.200% of the Aggregate Commitments under the PNC Revolver shall be payable to DDR.

b.

For all times (other than those referenced in clause (c) below) when any Loans or Letters of Credit are outstanding under the Credit Agreement, you agree to pay to DDR a fee for the period from and including the date of any such Borrowing to but excluding the date of any prepayment or repayment thereof, computed at a rate per annum equal to five percent (5%) times the average aggregate outstanding daily principal amount of Loans plus the aggregate stated average daily amount of outstanding Letters of Credit. The foregoing fee shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Facility Termination Date.

c.

In the event DDR pays any of the Guarantied Obligations (as defined in the Guaranty) to PNC Bank in accordance with the Guaranty (such amounts, the “Reimbursable Losses”), you shall, within three (3) Business Days after receipt of notice thereof from DDR, pay to DDR an amount in cash equal to such Reimbursable Loss. In the event that you fail to pay DDR an amount equal to such Reimbursable Loss by such third Business Day (the “Default Date”), you shall thereafter owe DDR an amount equal to the sum of such Reimbursable Loss plus interest which shall accrue from the date of such payment by DDR until repaid by you at a rate per annum equal to the sum of (i) the LIBOR Rate, plus (ii) the LIBOR Applicable Margin applicable to LIBOR Rate Loans when RVI’s Leverage Ratio is greater than or equal to fifty-five percent (55%), plus (iii) five percent (5%), plus (iv) the Default Rate. From and after the Default Date, DDR shall be entitled to exercise and pursue all rights and remedies, or otherwise take any and all actions, available to it under this Fee and Reimbursement Letter, the Loan Documents, pursuant to applicable law available to creditors generally or otherwise.

All fees and other amounts payable hereunder shall be calculated for actual days elapsed on the basis of a 360-day year.

You agree that, once paid, the interest, fees and other amounts or any part thereof payable hereunder shall not be refundable under any circumstances. All amounts payable hereunder shall be paid in immediately available funds and shall be paid without setoff or deduction of any kind.

You agree that you shall not amend, supplement, amend and restate or otherwise modify or agree to any consent, waiver or forbearance under the PNC Revolver without the prior written consent of DDR, which may be given or withheld in its sole discretion.

You agree to indemnify, defend and hold harmless DDR and its affiliates and their respective officers, directors, agents, employees and representatives (collectively, the “DDR Parties”) against all claims, demands, liabilities, obligations, losses, actions and causes of action, damages, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising under or pursuant to the PNC Revolver, the Guaranty or any of the other Loan Documents that any of the DDR Parties may incur or suffer. You and your affiliates hereby release DDR and its affiliates from all claims, demands, liabilities, obligations, losses, actions and causes of action, damages, judgments, and costs and expenses arising in connection with any termination of the Guaranty or default thereunder, including in connection with any resulting unavailability or termination of the PNC Revolver.

The right or obligation of any party to pay or advance monies or to pay, satisfy or discharge any other liability or obligation of any other party hereunder, or to pursue any other right or remedy hereunder or at law or in equity, shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or third party having dealings with any of the parties, it being understood and agreed that the provisions of this Fee and Reimbursement Letter shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

This Fee and Reimbursement Letter may not be amended or waived except by an instrument in writing signed by DDR and you. This Fee and Reimbursement Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Fee and Reimbursement Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Fee and Reimbursement Letter by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

This Fee and Reimbursement Letter is for your and our confidential use only and will not be disclosed by any such party to any person other than such party’s accountants, attorneys, other advisors, investors, and partners and then only on a confidential basis or as required by law or regulatory authority.

In the event that the External Management Agreement (as defined in the PNC Revolver) is terminated or shall otherwise cease to be in full force and effect, RVI shall use its best efforts to cause PNC Bank to release DDR from all of its obligations under the Guaranty; provided that, in the event that DDR is not promptly released from all of its obligations under the Guaranty, upon request of DDR, RVI will provide DDR with cash collateral in an amount equal to the sum of the aggregate principal amount of Loans and stated amount of Letters of Credit outstanding from time to time thereafter under the PNC Revolver.

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Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed counterpart of this Fee and Reimbursement Letter.

Very truly yours,

DDR CORP.

By:	/s/ Matthew L. Ostrower
	Name:	Matthew L. Ostrower
	Title:	Executive Vice President, CFO and Treasurer

Accepted and agreed to as of the date first above written:

RETAIL VALUE INC., an Ohio corporation

By:	/s/ Matthew L. Ostrower
Name:	Matthew L. Ostrower
Title:	Executive Vice President, CFO and Treasurer

[Signature Page to Fee and Reimbursement Letter (DDR Guaranty)]